Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Banc of California, Inc. of our report dated March 22, 2012, relating to the financial statements of The Private Bank of California as of December 31, 2011 and 2010 and for the years then ended, appearing in the Current Report on Form 8-K of Banc of California, Inc. (then known as First PacTrust Bancorp, Inc.) filed with the Securities and Exchange Commission on April 11, 2013 and incorporated by reference to the Current Report on Form 8-K of Banc of California, Inc. filed on February 11, 2014.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

February 5, 2015

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA 92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

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